Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
TO RESTATE CERTAIN OF ITS FINANCIAL STATEMENTS
DUE TO INCREASED INCOME TAXES

CLEARWATER, FLORIDA, April 4, 2007 - Technology Research Corporation (“TRC”), (NASDAQ-TRCI), announced today that the company will restate its financial statements for the years ended March 31, 2005 and March 31, 2006 and the quarters ended December 31, 2004, June 30, 2005, September 30, 2005, December 31, 2005, June 30, 2006, September 30, 2006 and December 31, 2006.  This restatement is required to correct errors in reporting income tax expense and payable for these periods.

Due to the levels of the Company’s borrowings under its joint line of credit agreement entered into by the Company and its wholly-owned Honduran subsidiary with its lender, additional income taxes were triggered.  Because of the Honduran subsidiary’s pledge of its assets in the loan agreement, borrowings by the Company, at a certain level, are treated as deemed dividends from the Company’s wholly-owned subsidiary to the parent corporation under U.S. tax law.  These deemed dividends increased the Company’s U.S. taxable income resulting in an approximate $1.2 million in cumulative additional income taxes and interest in the aggregate for the affected periods to be restated.

The Company will also immediately file amended income tax returns for the fiscal years ended March 31, 2005 and March 31, 2006 to report the additional income and pay the additional income taxes and interest due.  For additional information regarding these adjustments, please see the Company’s Current Report on Form 8-K that was filed today with the Securities and Exchange Commission.

Owen Farren, President & CEO, said “The Company anticipates filing its Form 10-K on time for the fiscal year ended March 31, 2007.”

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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